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AUTODESK, INC.

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Autodesk Confirms Annual Meeting of Stockholders Will Be Held on July 16, 2024

SAN FRANCISCO, June 20, 2024 /PRNewswire/ -- Autodesk, Inc. (NASDAQ:ADSK) today confirmed that its 2024 Annual Meeting of Stockholders will be held on Tuesday, July 16, 2024, beginning at 3 p.m. Pacific Time, as previously announced. The Meeting will be held virtually via a live audio broadcast. The proxy statement for the Annual Meeting is on file with the Securities and Exchange Commission.

The confirmation of the Meeting date follows today’s decision in the Delaware Court of Chancery to deny a plaintiff’s motion to expedite litigation that could have delayed the Annual Meeting. Autodesk is always open to input from its investors and remains focused on delivering sustainable stockholder value.

Autodesk stockholders are encouraged to vote their shares ahead of the Annual Meeting. Stockholders who have questions about how to vote can contact MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or via email at ADSK-MPI@mackenziepartners.com.

About Autodesk

The world’s designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk’s Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

Contacts

Investors:

Simon Mays-Smith, 415-746-0137, simon.mays-smith@autodesk.com

Press:

Renée Francis, 628-888-4599, renee.francis@autodesk.com

FGS Global: John Christiansen/Jared Levy, Autodesk@FGSGlobal.com